Exhibit 99.1

Turn Therapeutics Reports Full Year 2025 Financial Results and Provides Corporate Updates

Phase 2 Trial for GX-03 in Moderate-Severe Atopic Dermatitis on Track, Topline Results Expected Mid-2026

Secured up to $25 Million in Growth Capital from Avenue Capital Group

Strengthened Leadership Team via Appointments of Dr. Robert Redfield and Martin Dewhurst

Los Angeles, CA — March 31, 2026 — Turn Therapeutics Inc. (Nasdaq: TTRX), a clinical-stage biotechnology company developing targeted inflammatory and immunology therapies for dermatologic conditions, today reported financial results for the year ended December 31, 2025, and provided corporate updates.

“Our first months as a public company have been highly productive, with strong progress across our clinical, financial, and strategic priorities,” said Bradley Burnam, Chief Executive Officer of Turn Therapeutics. “Our Phase 2 trial of GX-03 for moderate-to-severe atopic dermatitis remains on track for topline results in mid-2026, positioning us to advance a potential first-line therapy in atopic dermatitis. Securing up to $25 million in growth capital from Avenue Capital extends our expected runway through the end of 2027 and supports focused investment in the Company’s therapeutic programs. In parallel, our global license, supply, and distribution agreement with Medline creates the opportunity to begin generating revenue in late 2026 while also validating the commercial viability of our technology across multiple applications.”

Recent Corporate Updates

●	Secured up to $25 million in growth capital from Avenue Capital. In March 2026, the company entered into a venture debt facility for up to $25 million in growth capital to support cash runway through the end of 2027 and advance GX-03, Turn’s lead investigational drug, in atopic dermatitis and onychomycosis. The loan facility has a 42-month term and includes an initial tranche of $7 million and two additional tranches totaling up to $18 million which may be drawn by the Company, subject to certain milestones and criteria.

●	Appointed Dr. Robert Redfield, former CDC Director to provide strategic guidance on GX-03 development and regulatory path. Dr. Redfield is a nationally recognized public health leader who served as the 18th Director of the U.S. Centers for Disease Control and Prevention (CDC). Dr. Redfield’s expertise and guidance will be instrumental in navigating the regulatory pathway of GX-03 through development and commercialization.’

●	Appointed Martin Dewhurst to the Board of Directors. Mr. Dewhurst brings more than 30 years of experience in life sciences strategy and M&A. He previously served as global co-lead of McKinsey & Company’s life sciences practice and currently serves as a senior advisor to PJT Partners and an external advisor to Lightrock. His experience is expected to support the Company’s long-term growth and strategic development.

●	In the fourth quarter of 2025, the Company entered into a global supply, development, and license agreement with Medline, the largest provider of medical-surgical products and supply chain solutions serving all points of care. The agreement establishes a long-term collaboration to develop, manufacture, and commercialize products leveraging Turn Therapeutics’ proprietary PermaFusion® delivery platform in the professional and retail markets.

●	Expansion of intranasal vaccine pipeline to include intranasal Influenza candidate that may stimulate systemic immunity via targeted intranasal exposure. Leveraging the Company’s proprietary delivery technology to potentially provide a thermostable intranasal influenza vaccine capable of being rapidly deployed and administered in pandemics.

Full Year 2025 Financial Results

●	Cash and Cash Equivalents: Cash and cash equivalents as of December 31, 2025 were $5.08 million, which excludes the receipt of $7.0 million in gross proceeds from the facility with Avenue Capital.

●	Research and Development (R&D) Expenses: Research and development expenses for the year ended December 31, 2025 were $0.3 million compared to $0.2 million for the year ended December 31, 2024.

●	General and Administrative (G&A) Expenses: General and administrative expenses for the year ended December 31, 2025 were $5.5 million, an increase of $4.0 million, compared to $1.5 million for the year ended December 31, 2024. The increase was a result of an increase in legal, advisory, accounting, and other services and fees associated with the Company’s public listing in 2025.

Financial Tables

Turn Therapeutics Inc.

Consolidated Statements of Operations

(in US Dollars)

	Years Ended December 31,
	2025	2024
Operating expenses:
General and administrative	$5,593,078	$1,551,168
Research and development	265,570	245,956
Total operating expenses	5,858,648	1,797,124
Loss from operations	(5,858,648)	(1,797,124)

Other income:
Net gain from change in fair value of derivative liability instrument	2,574,971	-
Gain from change in fair value of forward contract liability	380,442	-
Amortization of deferred offering cost	(496,948)	-
Interest income	29,583	28,709
Other income	176,520	-
Total other income	2,664,568	28,709
NET LOSS	$(3,194,080)	$(1,768,415)

Basic and diluted net loss per common share	$(0.12)	$(0.07)
Weighted-average common shares outstanding, basic and diluted	27,716,045	26,643,432

Turn Therapeutics Inc.

Selected Balance Sheet Data

(in US Dollars)

	As of December 31,
	2025	2024

Cash and cash equivalents	$5,076,144	$872,599
Total assets	12,162,241	2,048,889
Total liabilities	7,475,518	2,226,321
Total stockholders’ equity (deficit)	4,686,723	(177,432)

About Turn Therapeutics

Turn Therapeutics is a biotechnology company focused on developing innovative, precision therapies that target the underlying causes of inflammatory diseases with high unmet needs. Their lead investigational therapy, GX-03, is a first-in-class, non-systemic topical inhibitor currently in late-stage development for the treatment of moderate-to-severe atopic dermatitis (eczema). This therapy is designed to modulate key inflammatory pathways involved in eczema and other inflammatory dermatological conditions.

Forward-Looking Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Turn’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict, including risks related to the timing and effectiveness of the Company’s registration statement, the success of development programs, and the Company’s ability to execute its strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Turn Therapeutics in general, see the risk disclosures in the Company’s filings with the SEC. All such forward-looking statements speak only as of the date they are made, and Turn undertakes no obligation to update or revise these statements, whether as a result of new information, future events, or otherwise.

Investor Relations/ Media Contact:

Sasha Damouni

Damouni Group LLC

Sasha@damounigroup.com

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